Exhibit 10.2

July 27, 2017

Larry Bullock

Dear Larry:

This letter agreement (“Agreement”) will confirm the terms of your employment transition and separation from Applied Genetic Technologies Corporation (“AGTC” or the “Company”), a Florida company. This Agreement will become effective on the eighth day following your execution of it, as described in Section 9 below (the “Effective Date”).

1. Transition and Resignation of Employment. Your voluntary resignation of your employment with AGTC will take effect on September 14, 2017, or a date mutually agreed to by the parties. For the purposes of this Agreement, your last date of employment is the “Separation Date.” During the period between the date of this Agreement and the Separation Date (the “Transition Period”), you will focus your efforts on assisting in the transitioning of your current duties and responsibilities, in consultation with and at the direction of the Company’s CEO. During the Transition Period, you will continue to receive your current salary and benefits. You understand and acknowledge that, from and after the Separation Date, you shall have no authority and shall not represent yourself as an employee or agent of the Company or any of its affiliates. Notwithstanding the foregoing, you agree that you will cooperate with the Company’s reasonable requests for information and assistance in connection with the transitioning of your duties.

2. Bonus. Contingent on your execution of this Agreement and it becoming effective as described in Section 8, you will be eligible to receive a bonus in an amount up to $119,350 to be determined in the Company’s sole discretion based on your achievement of the following goals: (i) successful year-end audit with removal of material weakness, (ii) a Sarbanes-Oxley compliant accounting manual is completed, and (iii) successful implementation of a process for monthly financial reporting by department. The bonus, if any, will be determined and paid out by the Board and/or applicable Board committee promptly after its determination.

3. COBRA. Your participation in all Company benefit plans and programs will end on the last day of the month in which the Separation Date occurs. You understand your legal right, pursuant to the Consolidated Omnibus Budget Reconciliation Act (COBRA), after the Separation Date and upon timely completion of the appropriate forms, to continue at your own expense, your medical and dental insurance coverage. Provided that you execute and do not revoke this Agreement, should you elect COBRA

14193 NW 119th Terrace, Suite #10, Alachua, FL 32615  ●  386.462.2204  ●  agtc.com continuation coverage, for the one-year period following the Separation Date, the Company will contribute to the cost of such coverage at the same level it contributed to your coverage immediately prior to the Separation Date, so long as the Company sponsors a group health plan and you remain eligible for COBRA coverage. The COBRA payments described herein will be made by the Company directly to the Company’s third-party COBRA administrator. You will be responsible for paying the portion of the COBRA premium not paid by the Company.

4. Pay and Benefits Acknowledgement. You acknowledge and understand that, except for the specific financial consideration and other benefits contained in this Agreement, you are not entitled to and shall not receive any additional compensation, consideration or benefits from the Company.

5. Options. Pursuant to the Company’s 2013 Equity and Incentive Plan, the Company has issued you options (“Existing Options”) to purchase shares of the Company’s common stock (the “Existing Option Shares”). In addition, the Company shall grant you an option (the “New Option” and together with the Existing Options, the “Options”) to purchase 4,168 shares of the Company’s common stock (the “New Option Shares” and together with the Existing Option Shares, the “Option Shares”) on or prior the Separation Date, with an exercise price equal to the closing price of the Company’s common stock on the date of grant. The New Option shall vest in equal monthly installments over four months, with the first installment vesting on July 31, 2017 and each successive installment vesting on the last day of each month thereafter, subject to your continued employment with the Company. After the Separation Date, no further vesting will occur, and you will not be able to exercise the Options to purchase any Option Shares that are not vested Option Shares. After the Separation Date, you may exercise the Options in accordance with their terms to purchase some or all of the Vested Shares until the date (the “Option Termination Date”) that is twenty-four (24) months after the Separation Date. On or after the Option Termination Date, the Options will have terminated in accordance with its terms, and you will no longer be able to exercise the Options to purchase any Option Shares. By signing this Agreement, you are agreeing that the Options will be amended to provide for this twenty-four month period for exercise. You acknowledge and understand that amending your Options to provide for an additional period of time to exercise following the Separation Date will cause the Options to no longer qualify as Incentive Stock Options, that they will automatically become Non-statutory Stock Options, and that upon exercise, any spread between the exercise price and the fair market value of the Company’s common stock at that time will become taxable at ordinary income rates, and you agree to satisfy any withholding obligation of the Company with respect to this income.

6. Covenants by You. You acknowledge and agree to the following:

(a) Upon the Separation Date, you will return all property of the Company, including, without limitation, company credit cards, calling cards and any contracts or proposals, Company, documentation, files and other materials relating to the Company, whether in hard copy or electronic (or other) form.

14193 NW 119th Terrace, Suite #10, Alachua, FL 32615  ●  386.462.2204  ●  agtc.com

(b) You continue to be bound by the terms of the Nondisclosure, Inventions and Non-Competition Agreement between you and the Company, which terms are in full force and effect and will survive the termination of your employment with the Company.

(c) You will not make any statements, whether orally or in writing (including in electronic communications) that are professionally or personally disparaging about the Company or its officers, directors, managers, employees or consultants.

(d) You agree that upon request to cooperate with and provide reasonable assistance to the Company and its legal counsel in connection with any litigation (including without limitation arbitration or administrative hearings), administrative or regulatory review or investigations affecting the Company, in which your assistance or cooperation is needed as determined by the Company or its legal counsel. You agree that you will provide reasonable assistance to the Company in connection with any audit or review of any accounting periods, or portions of any accounting periods, ending on or before the Separation Date. The Company will compensate you at the rate of $300.00 per hour for such cooperation and will reimburse you for your reasonable expenses incurred in providing such cooperation. You further agree that, in the event you are subpoenaed by any person or entity (including without limitation any government agency) to give testimony which in any way relates to your employment by the Company or with respect to any relationship with the Company, you will give prompt notice of such request to the Company and will not make any disclosure until the Company has had a reasonable opportunity to contest the right of the requesting person or entity to such disclosure. If you are made a party or threatened to be made a party to any investigation, lawsuit or proceeding (other than an action by or in the right of the Company) by reason of anything done or not done by you pursuant to this Section 6(d), the Company will indemnify you against any and all expenses and liabilities of any type whatsoever (including, but not limited to, judgments, fines, penalties and amounts paid in settlement) actually and reasonably incurred by you in connection with the investigation, defense, settlement or appeal of such proceeding, so long as you, as determined by the board of directors of the Company acting in good faith, acted in good faith and in a manner you reasonably believed to be in, or not opposed to, the best interests of the Company and, with respect to any criminal action or proceeding, had no reasonable cause to believe your conduct was unlawful. The indemnification provided pursuant to the foregoing sentence shall not be an exclusive remedy, but shall be in addition to any rights you may have under the Company’s amended and restated certificate of incorporation or amended and restated bylaws.

(e) You understand that if you breach any of these covenants, such breach shall constitute a material breach of this Agreement, and shall relieve the Company of any further obligations to you under this Agreement.

14193 NW 119th Terrace, Suite #10, Alachua, FL 32615  ●  386.462.2204  ●  agtc.com

7. Release of Claims.

(i) You hereby agree and acknowledge that by signing this Agreement and accepting the pay, benefits and other consideration discussed above, you are waiving your right to assert any and all forms of legal Claims against the Company1 of any kind whatsoever, arising from the beginning of time through the date you execute this Agreement. With the sole and limited exceptions set forth in paragraph (ii) below, for purposes of this Section 7 the words “Claim” and “Claims” are intended to be as broad as the law allows and to mean: any and all charges, complaints and other form of action against the Company, seeking any form of relief including, without limitation, equitable relief (whether declaratory, injunctive or otherwise), the recovery of any damages, or any other form of monetary recovery whatsoever (including, without limitation, back pay, front pay, compensatory damages, equity (including stock or stock options), emotional distress damages, punitive damages, attorneys’ fees and any other costs) against the Company, including, without limitation:

(a) Claims under any Florida, Massachusetts (or any other state) or federal discrimination, fair employment practices or other employment related statute, regulation or executive order (as they may have been amended through the date you sign this Agreement), including but not limited to Chapter 760 of the Florida Statutes, Mass. Gen. L. c. 151B, and the federal Age Discrimination Employment Act;

(b) Claims under any other Florida, Massachusetts (or any other state) or federal employment related statute, regulation or executive order (as they may have been amended through the date you sign this Agreement), including Chapters 447 and 448 and section 440.205 of the Florida Statutes and Mass. Gen. L. c. 149, section 148;

(c) Claims under any Florida, Massachusetts (or any other state) or federal common law theory; and

(d) Any other Claims arising under other state or federal law.

(ii) Notwithstanding the foregoing, this Section 8 shall not release the Company from any obligation expressly set forth in this Agreement, and does not preclude you from filing a charge of discrimination with the United States Equal Employment Opportunity Commission (“EEOC”), but you will not be entitled to any monetary or other relief from the EEOC or from any Court as a result of litigation brought on the basis of or in connection with such charge.

(iii) You expressly acknowledge and agree that, but for providing the foregoing release of Claims, you would not be receiving the pay and benefits being provided to you under the terms of this Agreement.

[1]	For purposes of this Section, the term “Company” includes Applied Genetic Technologies Corporation and any of its divisions, affiliates (which means all persons and entities directly or indirectly controlling, controlled by or under common control with AGTC), parents, subsidiaries and all other related entities, and its and their directors, officers, employees, trustees, agents, successors and assigns.

14193 NW 119th Terrace, Suite #10, Alachua, FL 32615  ●  386.462.2204  ●  agtc.com

8. Understanding this Agreement. Before signing this Agreement, you should take whatever steps you believe are necessary to ensure that you understand what you are signing, what benefits you are receiving and what rights you are giving up.

(a) By signing this Agreement, you are acknowledging that you have read it carefully and understand all of its terms.

(b) You understand and acknowledge that, if you do not sign this Agreement, including the Release of Claims, you would not be receiving the consideration described in Sections 2, 3 and 5.

(c) You understand that, among other claims you are releasing in the Release of Claims are any claims against the Company alleging discrimination on the basis of age and claims for wages and/or overtime pay under Florida and Massachusetts law.

(d) You are hereby advised and encouraged to consult with legal counsel for the purpose of reviewing the terms of this Agreement.

(e) You are being given twenty-one (21) days in which to consider this Agreement and whether to accept this Agreement. If you choose to accept this Agreement within that time, you are to sign and date below and return it to the Company, care of Sue Washer, 14193 NW 119th Terrace, Suite 10, Alachua, FL 32615.

(f) Even after executing this Agreement, you have seven (7) days after signing to revoke this Agreement. The Agreement will not be effective or enforceable until this seven (7) day period has expired. In order to revoke your assent to this Agreement, you must, within seven (7) days after you sign this Agreement, deliver a written notice of rescission to Sue Washer at the address noted above. To be effective, the notice of rescission must be hand delivered, or postmarked within the seven (7) day period and sent by certified mail, return receipt requested, to the referenced address.

9. Entire Agreement. You understand and agree that this Agreement constitutes the full extent of the Company’s commitment to you. You further understand and agree that this Agreement supersedes any prior agreements between you and the Company, except to the extent other agreements are specifically referenced herein and incorporated into this Agreement. No changes to this Agreement will be valid unless reduced to writing and signed by you and the Company.

10. Choice of Law/Enforceability. Agreement is made and entered into in the State of Florida and shall be governed by and construed in accordance with the laws of the State of Florida, except with regard to the conflict of laws rules of such State.

14193 NW 119th Terrace, Suite #10, Alachua, FL 32615  ●  386.462.2204  ●  agtc.com

11. General. By executing this Agreement, you are acknowledging that you have been afforded sufficient time to understand its terms and effects, that your agreements and obligations under this Agreement are made voluntarily, knowingly and without duress, and that neither the Company nor its agents or representatives have made any representations inconsistent with the provisions of this Agreement.

Your signature below reflects your understanding of, and agreement to, the terms and conditions set forth above.

Very truly yours,

APPLIED GENETIC TECHNOLOGIES CORPORATION

By:	/s/ Susan B. Washer
Susan B. Washer
President and Chief Executive Officer

CONFIRMED AND AGREED:

/s/ Larry Bullock
Larry Bullock

Dated: 7/27/17

14193 NW 119th Terrace, Suite #10, Alachua, FL 32615  ●  386.462.2204  ●  agtc.com